Exhibit 99.1

News Release

Ashland establishes renewable annual environmental trust

WILMINGTON, Del., September 8, 2021 – Ashland Global Holdings, Inc. (NYSE: ASH) has established a renewable annual trust for ongoing and future environmental remediation and related litigation. The initiative follows Ashland’s announcement in February to align its operations with the ambitious aim of the Paris Climate Accord to limit global temperature rise to 1.5°C above preindustrial levels. At that time, Ashland also became a signatory to the United Nations Global Compact and is making the UN principles part of the company’s business strategy, culture and day-to-day operations.

“Our commitment to this environmental remediation investment trust is a significant and tangible step on our journey to move our environmental, social and governance (ESG) commitments and initiatives forward,” said Guillermo Novo, chairman and chief executive officer, Ashland. “Our actions to create and fund this trust will ensure legacy liabilities are addressed both today and into the future.”

The trust has been initially funded by approximately $90 million cash value of corporate-owned life insurance (COLI) policies. Ashland will also deposit approximately $35 million of corporate cash into the trust and is committing future net proceeds from sales of certain remediated excess real estate into the environmental investment trust. These real estate assets, held on the balance sheet at little or no value, can often be sold for significant sums once remediated and marketed for sale. There are currently several properties in various stages of a sale process. As the sale of these properties are finalized, net proceeds will be allocated to the trust. We expect the majority of these properties to be liquidated within the next two years.

The combination of the corporate cash, existing COLI assets and remediated real estate sales is expected to fully fund ongoing cash requirements associated with Ashland’s environmental remediation efforts, which currently approximates $35 million per year. Over time, Ashland’s commitment of an estimated $300 million of assets to the environmental investment trust, plus expected returns on those assets, are expected to fully fund the $205 million environmental reserve at June 30, 2021 as well as any future remediation and related litigation at what Ashland estimates to be the upper end of the reasonably possible range of future costs.

“Our novel environmental remediation investment trust will enable us to leverage the underlying value of these properties as they’re remediated and sold to address legacy environmental liabilities and will also allow our financial performance to reflect our new profile,” said Kevin Willis, senior vice president and chief financial officer, Ashland.

The assets included in the environmental remediation investment trust will be classified as restricted long-term assets on Ashland’s balance sheet. The unrealized gains or losses on securities in the environmental trust, along with changes in legacy environmental remediation and related environmental litigation reserves, will be identified as key items for income statement presentation purposes.

While there is no change to Ashland’s historical financial statements because of these changes, presenting legacy environmental and related litigation costs as a key item in historical periods would have increased Ashland’s adjusted EBITDA by approximately $11 million in fiscal year 2019 and $10 million in fiscal year 2020. Ashland expects to reclassify these amounts to key items for these prior periods to conform to the current prospective presentation in future financial filings.

“We are committed to making the UN Global Compact and its principles part of the company’s ongoing business strategy, culture and day-to-day operations,” continued Novo. “As a global company, we are intensifying our commitment to ESG-related principles, and the establishment of the environmental investment trust is an important milestone in that journey.”

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier specialty materials company with a conscious and proactive mindset for sustainability. The company serves customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 4,200 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit www.ashland.com and www.ashland.com/sustainability to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial condition, and expected effects of the COVID-19 pandemic on Ashland’s business, as well as the economy and other future events or circumstances. These statements include but may not be limited to Ashland’s expectations regarding its ability to drive sales and earnings growth and realize further cost reductions. These statements include, but may not be limited to, statements about the environmental remediation trust, including the financial commitment to the trust and the trust’s future performance. . Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including Ashland’s ability to generate sufficient cash to fund the trust, the trust’s ability to generate sufficient cash to fund Ashland’s environmental reserve as well as any future remediation and related litigation. The extent and duration of the COVID-19 pandemic on our business and operations is uncertain. Factors that will influence the impact on our business and operations include, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether because of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations: Media Relations:

Seth A. Mrozek Carolmarie C. Brown

+1 (302) 594-5010 +1 (302) 995-3158

samrozek@ashland.com ccbrown@ashland.com